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                                                              EXHIBIT 5

                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]





                                 August 29, 1997

Aeroquip-Vickers, Inc.
3000 Strayer
Maumee, Ohio  43537

                  Re:      $200,000,000 Aggregate Principal
                           Amount of Debt Securities
                           --------------------------------

Ladies and Gentlemen:

         We are acting as counsel for Aeroquip-Vickers, Inc., an Ohio corporation (the "Corporation"), in connection with the creation and the authorization of the issuance and sale of up to $200,000,000 aggregate principal amount of debt securities (the "Securities") to be issued pursuant to that certain indenture, dated as of May 1, 1996, between the Corporation and The First National Bank of Chicago (as successor-in-interest to NBD Bank), as Trustee (the "Trustee"), as supplemented by that certain First Supplemental Indenture, dated as of April 17, 1997 (the "Indenture").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:

               (1) The Indenture constitutes a valid and binding instrument of the Corporation.

               (2) The Securities will be duly authorized, valid and binding obligations of the Corporation and will be entitled to the benefits of the Indenture.

         This opinion is subject to the satisfaction of the following conditions:

               (a) The taking of appropriate definitive action by the Board of Directors, a duly constituted committee of the Board of Directors or an officer or officers authorized by the Board of Directors to designate the type, terms and amount of Securities to be issued and sold in conformity with the Indenture;

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               (b) The due execution, authentication and delivery of the
         Securities in accordance with the terms of the Indenture and sale of and receipt of payment for the Securities by the Corporation in accordance with such authorization of the Board of Directors.

         We hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement filed by the Corporation to effect registration of the Securities under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                           Very truly yours,

                                       /s/ Jones, Day, Reavis & Pogue